Exhibit 10.25
REDDIT, INC.
EXECUTIVE CHANGE IN CONTROL AND SEVERANCE PLAN
(AND SUMMARY PLAN DESCRIPTION)
As Amended and Restated July 31, 2024
This Reddit, Inc. Executive Change in Control and Severance Plan (this “Plan”) was originally adopted on December 13, 2021 and was most recently amended and restated on July 31, 2024. The purpose of this Plan is to provide severance benefits to certain eligible employees of Reddit, Inc. and its subsidiaries (collectively, the “Company”) whose employment with the Company is terminated under the circumstances described below.
This Plan is an employee welfare benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”). This Plan document is also the summary plan description of this Plan. References in this Plan to “you” or “your” are references to a Covered Employee (as defined below). Capitalized terms not otherwise defined herein shall have the meanings set forth in Section 5 below.
1.    General Eligibility. In order to be a “Covered Employee” eligible for benefits under this Plan, you must (i) be, on your date of termination of employment, an employee of the Company at the level of Vice President or above (excluding any reduction in your position that is the basis for Good Reason), and (ii) if required by the Plan Administrator, have executed a participation agreement in a form provided by the Company.
2.    Covered Termination Outside of a Change in Control Period. If you experience a Covered Termination at any time other than during a Change in Control Period, and if you deliver to the Company a general release of all claims against the Company and its affiliates substantially in the form attached hereto as Appendix A (or, if at the time of your Covered Termination you are employed outside the United States, a general release of all claims against the Company and its affiliates in a form provided by the Company) (a “Release of Claims”) that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:
(a)    Severance. You shall be entitled to receive a severance payment equal to 12 months (if you are a Tier 1 Participant), nine months (if you are a Tier 2 Participant) or six months (if you are a Tier 3 Participant) of your annual base salary at the rate in effect immediately prior to the Termination Date, less applicable withholdings, payable in a single cash lump sum on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(b)    Continued Healthcare. If you are eligible for and elect to receive continued healthcare coverage pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, or similar state or non-U.S. law (“COBRA”), the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents during the period (the “COBRA Period”) from the Termination Date through the earlier of (i) the 12-month (if you are a Tier 1 Participant), nine-month (if you are a Tier 2 Participant) or six-month (if you are a Tier 3 Participant) anniversary of the Termination Date and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.
3.    Covered Termination During Change in Control Period. If you experience a Covered Termination during a Change in Control Period, and if you deliver to the Company a Release of Claims that becomes effective and irrevocable within 60 days, or such shorter period of time specified by the Company, following such Covered Termination, then in addition to any accrued but unpaid salary, bonus, benefits, vacation and expense reimbursement payable in accordance with applicable law:
(a)    Severance. You shall be entitled to receive a severance payment equal to 12 months (if you are a Tier 1 Participant or a Tier 2 Participant) or six months (if you are a Tier 3 Participant) of your annual base salary at the rate in effect immediately prior to the Termination Date, payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(b)    Prorated Target Bonus. You shall be entitled to receive your annual target bonus for the year in which the Termination Date occurs, prorated based on the number of days in such year during which you were employed by the Company. The prorated bonus will be payable in a cash lump sum, less applicable withholdings, on the first payroll date following the date the Release of Claims becomes effective and irrevocable.
(c)    Continued Healthcare. If you are eligible for and elect to receive continued healthcare coverage pursuant to the provisions of COBRA, the Company shall directly pay, or reimburse you for, the premium for you and your covered dependents during the period (the “CIC COBRA Period”) from the Termination Date through the earlier of (i) the 12-month (if you are a Tier 1 Participant or a Tier 2 Participant) or six-month (if you are a Tier 3 Participant) anniversary of the Termination Date and (ii) the date you and your covered dependents, if any, become eligible for healthcare coverage under another employer’s plan(s); provided, however, that if (1) any plan pursuant to which such benefits are provided is not, or ceases prior to the expiration of the continuation coverage period to be, exempt from the application of Section 409A of the Code, under Treasury Regulation Section 1.409A-1(a)(5), (2) the Company is otherwise unable to continue to cover you or your dependents under its group health plans, or (3) the Company cannot provide the benefit without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act), then, in any such case, an amount equal to each remaining Company subsidy shall thereafter be paid to you in substantially equal monthly installments over the CIC COBRA Period (or remaining portion thereof). After the Company ceases to pay or reimburse premiums pursuant to the preceding sentence, you may, if eligible, elect to continue healthcare coverage at your expense in accordance with the provisions of COBRA.
(d)    Equity Awards. Except as otherwise provided in an individual equity award agreement, each outstanding and unvested equity award, including, without limitation, each stock option and restricted stock unit award, held by you shall automatically become vested and, if applicable, exercisable, in each case, with respect to 100% of the number of unvested shares underlying the award as of the Termination Date, which, for any equity award that vests based on the attainment of performance goals that remain unsatisfied as of immediately before the Termination Date, shall be calculated based on the achievement of the applicable performance goals at target levels. If the Termination Date precedes the Change in Control, all such unvested equity awards held by you shall remain outstanding and eligible to vest in accordance with this Section 3(d) if a Change in Control occurs within three months after the Termination Date, provided that in no event will any such award remain outstanding beyond the final expiration date of the award set forth in the individual equity agreement governing such award.
4.    Certain Reductions. Notwithstanding anything herein to the contrary, the Company shall reduce your severance benefits under this Plan, in whole or in part, by any other severance benefits, pay and benefits during any garden leave, pay and benefits during any notice period, pay and benefits in lieu of notice, or other similar benefits payable to you by the Company in connection with your termination, including but not limited to payments or benefits pursuant to (a) any applicable legal requirement, including, without limitation, the Worker Adjustment and Retraining Notification Act, or (b) any other Company agreement, arrangement, policy or practice relating to your termination of employment with the Company. The benefits provided under this Plan are intended to satisfy, to the greatest extent possible, any and all statutory obligations that may arise out of your termination of employment. Such reductions shall be applied on a retroactive basis, with severance benefits previously paid being recharacterized as payments pursuant to the Company’s statutory obligation.
5.    Definitions. For the purposes of this Plan, the following terms shall have the following meanings:
(a)    “Board” means the board of directors of Reddit, Inc.
(b)    “Cause” means your (i) unauthorized use or disclosure of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company, (ii) material breach of any agreement between you and the Company, (iii) material failure to comply with the Company’s written policies or rules, (iv) conviction of, or your plea of “guilty” or “no contest” to, a felony under the laws of the United States or any State, (v) gross misconduct, (vi) continuing failure to perform assigned material duties after receiving written notification of the failure from the Company, or (vii) failure to cooperate in good faith with a governmental or internal investigation of the Company or its directors, officers or employees, if the Company has requested your cooperation.
(c)    “Change in Control” has the meaning ascribed to such term, or term of similar effect, in the Company’s then-current equity incentive plan. Notwithstanding the foregoing, a Change in Control must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5), with respect to any compensation or benefit that is subject to Section 409A of the Code.
(d)    “Change in Control Period” means the period commencing three months prior to a Change in Control and ending 12 months following such Change in Control.
(e)    “Covered Termination” means the termination of your employment with the Company effected by the Company other than for Cause or your resignation of employment with the Company for Good Reason, and does not include your termination of employment due to death or disability.
(f)    “Good Reason” means (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than 10%, unless such reduction is part of a generalized salary reduction affecting similarly situated employees, or (iii) receipt of a notice that your principal workplace will be relocated more than 30 miles from your then-current workplace. Any such event shall not constitute Good Reason unless you provide the Company with written notice thereof no later than 90 days following the initial occurrence of such event, the Company fails to remedy such event (if capable of being remedied) within 30 days of receipt of such notice, and you terminate your employment with the Company within 60 days after the expiration of such 30 day remedial period.
(g)    “Plan Administrator” means, with respect to Tier 1 Participants and Tier 2 Participants, the Board or the Compensation and Talent Committee of the Board, and with respect to Tier 3 Participants, a committee of one or more employees of the Company designated by the Board or its Compensation and Talent Committee to administer the Plan.
(h)    “Plan Sponsor” means Reddit, Inc.
(i)    “Section 16 Officer” means an “officer” within the meaning of Rule 16a-1(f) under the Securities Exchange Act of 1934.
(j)    “Termination Date” means the date on which you experience a Covered Termination.
(k)    “Tier 1 Participant” means a Covered Employee who is a Section 16 Officer on the employee’s Termination Date (excluding any reduction in position that is the basis for Good Reason).
(l)    “Tier 2 Participant” means a Covered Employee who is not a Section 16 Officer but is at the Chief Officer or Executive Vice President level on the employee’s Termination Date (excluding any reduction in position that is the basis for Good Reason).
(m)    “Tier 3 Participant” means a Covered Employee who is not a Section 16 Officer and is not at the level of Chief Officer or Executive Vice President on the employee’s Termination Date.
6.    Taxes. All payments to be made under this Plan will be subject to appropriate tax withholding and other deductions.
7.    Amendment of Plan. Prior to the consummation of a Change in Control, the Plan Administrator shall have the power to amend or terminate this Plan from time to time in its discretion and for any reason (or no reason). On or following the consummation of a Change in Control, the Plan may not be terminated or amended until the later of the first anniversary of the consummation of the Change in Control or the date all payments and benefits eligible to be received hereunder shall have been paid.
8.    Claims Procedures.
(a)    Normally, you do not need to present a formal claim to receive benefits payable under this Plan.
(b)    If any person (the “Claimant”) believes that benefits are being denied improperly, that this Plan is not being operated properly, that fiduciaries of this Plan have breached their duties, or that the Claimant’s legal rights are being violated with respect to this Plan, the Claimant must file a formal claim, in writing, with the Plan Administrator.

(c)    A formal claim must be filed within 90 days after the date the Claimant first knew or should have known of the facts on which the claim is based, unless the Plan Administrator in writing consents otherwise or the deadline to file a claim is temporarily extended under the rules described in Appendix B. The Plan Administrator shall provide a Claimant, on request, with a copy of the claims procedures established under subsection (d).
(d)    The Plan Administrator has adopted procedures for considering claims (which are set forth in Appendix B), which it may amend from time to time, as it sees fit. These procedures shall comply with all applicable legal requirements. These procedures may provide that final and binding arbitration shall be the ultimate means of contesting a denied claim (even if the Plan Administrator or its delegates failed to follow the prescribed procedures with respect to the claim such that the claim was deemed denied). The right to receive benefits under this Plan is contingent on a Claimant using the prescribed claims and arbitration procedures to resolve any claim.
9.    Plan Administration.
(a)    The Plan Administrator is responsible for the general administration and management of this Plan and shall have all powers and duties necessary to fulfill its responsibilities, including, but not limited to, the discretion to interpret and apply this Plan and to determine all questions relating to eligibility for benefits. This Plan shall be interpreted in accordance with its terms and their intended meanings. However, the Plan Administrator and all Plan fiduciaries shall have the discretion to interpret or construe ambiguous, unclear, or implied (but omitted) terms in any manner they deem to be appropriate in their sole discretion, and to make any findings of fact needed in the administration of this Plan. The validity of any such interpretation, construction, decision, or finding of fact shall not be given de novo review if challenged in court, by arbitration, or in any other forum, and shall be upheld unless clearly arbitrary or capricious.
(b)    All actions taken and all determinations made in good faith by the Plan Administrator or by Plan fiduciaries will be final and binding on all persons claiming any interest in or under this Plan. To the extent the Plan Administrator or any Plan fiduciary has been granted discretionary authority under this Plan, the Plan Administrator’s or Plan fiduciary’s prior exercise of such authority shall not obligate it to exercise its authority in a like manner thereafter.
(c)    If, due to errors in drafting, any Plan provision does not accurately reflect its intended meaning, as demonstrated by consistent interpretations or other evidence of intent, or as determined by the Plan Administrator in its sole discretion, the provision shall be considered ambiguous and shall be interpreted by the Plan Administrator and all Plan fiduciaries in a manner consistent with its intent, as determined in the sole discretion of the Plan Administrator. The Plan Sponsor may amend this Plan retroactively to cure any such ambiguity.
(d)    No Plan fiduciary shall have the authority to answer questions about any pending or final business decision of the Company or any affiliate that has not been officially announced, to make disclosures about such matters, or even to discuss them, and no person shall rely on any unauthorized, unofficial disclosure. Thus, before a decision is officially announced, no fiduciary is authorized to tell any employee, for example, that the employee will or will not be laid off or that the Company will or will not offer exit incentives in the future. Nothing in this subsection shall preclude any fiduciary from fully participating in the consideration, making, or official announcement of any business decision.

(e)    This Section may not be invoked by any person to require this Plan to be interpreted in a manner inconsistent with its interpretation by the Plan Administrator or other Plan fiduciaries.
10.    Plan Application. This Plan shall be the only plan, agreement or arrangement with respect to which benefits may be provided to a Covered Employee upon a termination of employment and supersedes all prior agreements, arrangements or related communications of the Company relating to separation benefits or accelerated vesting benefits for the Covered Employees, whether formal or informal, or written or unwritten. Subject to the foregoing, any benefits under this Plan will be provided to Covered Employees in lieu of benefits under any other separation plan or agreement (including any employment agreement or offer letter). Notwithstanding the foregoing, if an employee of the Company is party to a severance agreement with the Company that specifically provides that the employee shall not be eligible to participate in this Plan, then such employee shall not participate in or be eligible for any benefits under this Plan.
11.    Funding and Payment of Benefits. This Plan shall be maintained in a manner to be considered “unfunded” for purposes of ERISA. The Company shall be required to make payments only as benefits become due and payable. No person shall have any right, other than the right of an unsecured general creditor against the Company, with respect to the benefits payable hereunder, or which may be payable hereunder, to any employee. If the Company, acting in its sole discretion, establishes a reserve or other fund associated with this Plan, no person shall have any right to or interest in any specific amount or asset of such reserve or fund by reason of amounts which may be payable to such person under this Plan, nor shall such person have any right to receive any payment under this Plan except as and to the extent expressly provided in this Plan. The assets in any such reserve or fund shall be part of the general assets of the Company, subject to the control of the Company.
12.    Successors. Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan. For the avoidance of doubt, any successor to any affiliate of the Company, including without limitation, a successor to a subsidiary of the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise), to all or substantially all of such affiliate’s business and/or assets shall assume the obligations under this Plan and agree expressly to perform any of the Company’s obligations under this Plan as such obligations relate to the employees eligible under this Plan employed by the affiliate of the Company. For all purposes under this Plan, the term “Company” shall include any successor to the Company’s and/or Company’s affiliate’s business and/or assets which executes and delivers an assumption agreement or which becomes bound by the terms of the Plan by operation of law. All of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.
13.    Limitation On Employee Rights; At-Will Employment. This Plan shall not give any employee the right to be retained in the service of the Company or interfere with or restrict the right of the Company to discharge or retire the employee. Except as otherwise provided under applicable law for employees of the Company located outside the United States, all employees of the Company are employed at will.

14.    No Third-Party Beneficiaries. This Plan shall not give any rights or remedies to any person other than eligible employees hereunder (or their estates or beneficiaries, in the event of an eligible employee’s death) and the Company.
15.    Governing Law. This Plan is a welfare plan subject to ERISA and it shall be interpreted, administered, and enforced in accordance with that law. To the extent that state law is applicable, the statutes and common law of the jurisdiction in which the Company’s headquarters is located shall apply, excluding any that mandate the use of another jurisdiction’s laws.
16.    No Assignment of Benefits. The rights of any person to payments or benefits under this Plan shall not be made subject to option or assignment, either by voluntary or involuntary assignment or by operation of law, including (without limitation) bankruptcy, garnishment, attachment or other creditor’s process, and any action in violation of this subsection shall be void.
17.    Miscellaneous. Where the context so indicates, the singular will include the plural and vice versa. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Plan. Unless the context clearly indicates to the contrary, a reference to a statute or document shall be construed as referring to any subsequently enacted, adopted, or executed counterpart.
18.    Section 409A.
(a)    Separation from Service. Notwithstanding any provision to the contrary in this Plan, no amount deemed deferred compensation subject to Section 409A of the Code shall be payable pursuant to this Plan unless your termination of employment constitutes a “separation from service” with the Company within the meaning of Section 409A of the Code and the Department of Treasury regulations and other guidance promulgated thereunder (“Separation from Service”).
(b)    Specified Employee. Notwithstanding any provision to the contrary in this Plan, if you are deemed at the time of your Separation from Service to be a “specified employee” for purposes of Section 409A(a)(2)(B)(i) of the Code, to the extent delayed commencement of any portion of the benefits to which you are entitled under this Plan is required in order to avoid a prohibited distribution under Section 409A(a)(2)(B)(i) of the Code, such portion of your benefits shall not be provided to you prior to the earlier of (A) the expiration of the six-month period measured from the date of your Separation from Service or (B) the date of your death. Upon the first business day following the expiration of the applicable Code Section 409A(a)(2)(B)(i) period, all payments deferred pursuant to this Section 18 shall be paid in a lump sum to you, and any remaining payments due under this Plan shall be paid as otherwise provided herein.
(c)    Expense Reimbursements and In-Kind Benefits. To the extent that any reimbursements or in-kind benefits provided pursuant to this Plan are subject to the provisions of Section 409A of the Code, any such reimbursements payable to you pursuant to this Plan shall be paid to you no later than December 31 of the year following the year in which the expense was incurred, the amount of expenses reimbursed or in-kind benefits provided in one year shall not affect the amount eligible for reimbursement or in-kind benefits to be provided in any subsequent year, and your right to reimbursement or in-kind benefits under this Plan will not be subject to liquidation or exchange for another benefit.
(d)    Installments. For purposes of Section 409A of the Code (including, without limitation, for purposes of Treasury Regulation Section 1.409A-2(b)(2)(iii)), your right to receive any installment payments under this Plan shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment.
19.    Limitation on Payments. Notwithstanding anything in this Plan to the contrary, if any payment or distribution you would receive pursuant to this Plan or otherwise (“Payment”) would (a) constitute a “parachute payment” within the meaning of Section 280G of the Code and (b) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then such Payment shall either be (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such Payment being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by you on an after-tax basis, of the largest payment, notwithstanding that all or some portion the Payment may be taxable under Section 4999 of the Code. The accounting firm engaged by the Company for general audit purposes as of the day prior to the effective date of the Change in Control shall perform the foregoing calculations. The Company shall bear all expenses with respect to the determinations by such accounting firm required to be made hereunder. The accounting firm shall provide its calculations to you and the Company within 15 calendar days after the date on which your right to a Payment is triggered (if requested at that time by you or the Company) or such other time as requested by the you or the Company. Any good faith determinations of the accounting firm made hereunder shall be final, binding and conclusive upon you and the Company. Any reduction in payments and/or benefits pursuant to this Section 19 will occur in the following order: (1) reduction of cash payments; (2) cancellation of accelerated vesting of equity awards other than stock options; (3) cancellation of accelerated vesting of stock options; and (4) reduction of other benefits payable to you.

APPENDIX A
RELEASE OF CLAIMS
This Release of Claims (“Release”) is entered into as of _________________, 20__, between [__________] (“Executive”) and Reddit, Inc., a Delaware corporation (the “Company” and, together with Executive, the “Parties”), effective [eight days after]1 [upon]2 Executive’s signature hereto (the “Effective Date”) [, unless Executive revokes Executive’s acceptance of this Release as provided in Paragraph 1(c), below.]3
1.Executive’s Release of the Company. Executive understands that by agreeing to this Release, Executive is agreeing not to sue, or otherwise file any claim against, the Company or any of its employees or other agents for any reason whatsoever based on anything that has occurred as of the date Executive signs this Release.
(a)On behalf of Executive and Executive’s heirs and assigns, Executive hereby releases and forever discharges the “Releasees” hereunder, consisting of the Company, and each of its owners, affiliates, divisions, predecessors, successors, assigns, agents, directors, officers, partners, employees, and insurers, and all persons acting by, through, under or in concert with them, or any of them, of and from any and all manner of action or actions, cause or causes of action, in law or in equity, suits, debts, liens, contracts, agreements, promises, liability, claims, demands, damages, loss, cost or expense, of any nature whatsoever, known or unknown, fixed or contingent (hereinafter called “Claims”), which Executive now has or may hereafter have against the Releasees, or any of them, by reason of any matter, cause, or thing whatsoever from the beginning of time to the date hereof, including, without limiting the generality of the foregoing, any Claims arising out of, based upon, or relating to Executive’s hire, employment, remuneration or resignation by the Releasees, or any of them, including Claims arising under federal, state, or local laws relating to employment, Claims of any kind that may be brought in any court or administrative agency, any Claims arising under [the Age Discrimination in Employment Act (“ADEA”), 29 U.S.C. § 621, et seq.]4; Title VII of the Civil Rights Act of 1964, as amended by the Civil Rights Act of 1991, 42 U.S.C. § 2000 et seq.; the Equal Pay Act, 29 U.S.C. § 206(d); the Civil Rights Act of 1866, 42 U.S.C. § 1981; the Family and Medical Leave Act of 1993, 29 U.S.C. § 2601 et seq.; the Americans with Disabilities Act of 1990, 42 U.S.C. § 12101 et seq.; the False Claims Act, 31 U.S.C. § 3729 et seq.; the Employee Retirement Income Security Act, 29 U.S.C. § 1001 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C.  § 2101 et seq. the Fair Labor Standards Act, 29 U.S.C. § 215 et seq., the Sarbanes-Oxley Act of 2002; the California Labor Code; the employment and civil rights laws of California; and any and all other federal, state and local laws, statutes, executive orders, regulations municipal ordinances, common law, and any other jurisdiction worldwide; Claims for breach of contract; Claims arising in tort, including, without limitation, Claims of wrongful dismissal or discharge, discrimination, harassment, retaliation, fraud, misrepresentation, defamation, libel, infliction of emotional distress, violation of public policy, and/or breach of the implied covenant of good faith and fair dealing; and Claims for damages or
1 NTD: For employees 40 and over.
2 NTD: For employees under 40.
3 NTD: For employees 40 and over.
4 NTD: For employees 40 and over.
Appendix A-1

other remedies of any sort, including, without limitation, compensatory damages, punitive damages, injunctive relief and attorney’s fees. 5
(b)Notwithstanding the generality of the foregoing, Executive does not release the following claims:
(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;
(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;
(iii)Claims to continued participation in certain of the Company’s group benefit plans pursuant to the terms and conditions of COBRA;
(iv)Claims to any benefit entitlements vested as the date of Executive’s employment termination, pursuant to written terms of any Company employee benefit plan;
(v)Claims for indemnification under any indemnification agreement with the Company, the Company’s Bylaws, California Labor Code Section 2802 or any other applicable law; and
(vi)Executive’s right to bring to the attention of the Equal Employment Opportunity Commission claims of discrimination; provided, however, that Executive does release Executive’s right to secure any damages for alleged discriminatory treatment.
(c)[In accordance with the Older Workers Benefit Protection Act of 1990, Executive has been advised of the following:
(i)Executive has the right to consult with an attorney before signing this Release;
(ii)Executive has been given at least [21 OR 45] days to consider this Release;
(iii)Executive has seven days after signing this Release to revoke it, and Executive will not receive the severance benefits provided by the Reddit, Inc. Executive Change in Control and Severance Plan (the “Severance Plan”) unless and until such seven day period has expired. If Executive wishes to revoke this Release, Executive must deliver notice of Executive’s revocation in writing, no later than 5:00 p.m. on the seventh day following Executive’s execution of this Release to [_________].]6
5 NTD: To be expanded if Executive is located outside of California.
6 NTD: For employees 40 and over.
Appendix A-2

(d)EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:
“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”
BEING AWARE OF SAID CODE SECTION, EXECUTIVE HEREBY EXPRESSLY WAIVES ANY RIGHTS EXECUTIVE MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.
2.Executive Representations. Executive represents and warrants that:
(a)Executive has returned to the Company all Company property in Executive’s possession or control and has left intact all electronic Company documents, including those that Executive developed or helped to develop during Executive’s employment, and Executive has not retained any copies;
(b)Executive further confirms that Executive has cancelled all accounts for Executive’s benefit, if any, in the Company’s name and also confirms that Executive has provided to the Company all user names or IDs and related passwords or other login or access information for all Company-related equipment, software, hardware, and electronic or digital programs, systems, or interfaces;
(c)Executive is not owed wages, commissions, bonuses or other compensation, other than wages through the date of the termination of Executive’s employment and any accrued, unused vacation earned through such date, and any payments that become due under the Reddit, Inc. Executive Change in Control and Severance Plan (the “Severance Plan”);
(d)During the course of Executive’s employment Executive did not sustain any injuries for which Executive might be entitled to compensation pursuant to worker’s compensation law or Executive has disclosed any injuries of which Executive is currently, reasonably aware for which Executive might be entitled to compensation pursuant to worker’s compensation law;
(e)Executive has not initiated any adversarial proceedings of any kind against the Company or against any other person or entity released herein, nor will Executive do so in the future, except as specifically allowed by this Release;
(f)Executive agrees that, to the extent permitted by law and except as otherwise permitted by this Release, the terms and provisions of this Release, and the contents of the negotiations and discussions in this Release, were made and entered into in strict confidence and must remain confidential;
(g)Executive agrees not to disclose or offer to disclose any of the terms or provisions of this Release or the negotiations leading to this Release to any person or entity,
Appendix A-3

except as otherwise agreed to in writing by an authorized representative of the Company, and the sole exceptions to the obligations under this paragraph are (i) disclosures required by law, (ii) to enforce any obligations under this Release or (iii) disclosures to Executive’s immediate family, attorneys and/or financial advisors, who will be advised of the confidential nature of this Release and must agree to be bound by its terms as if a party hereto;
(h)Executive will hold in strictest confidence and will not, directly or indirectly, disclose, use, lecture upon or publish to anyone outside the Company any confidential or proprietary information concerning the Company, including but not limited to confidential or proprietary information, processes or trade secrets available to Executive in the capacity as an employee of the Company (hereinafter referred to as “Confidential Information”);
(i)Executive will not make use of any Confidential Information for Executive’s own purposes or for the benefit of anyone or any other entity other than for the Company;
(j)Executive acknowledges and agrees that there are continuing obligations to the Company pursuant to the Executive’s Proprietary Information and Inventions Agreement (the “PIIA”) that remain in effect beyond the termination of Executive’s employment, and that this Release does not release Executive from such obligations;
(k)Executive agrees to cooperate with the Company to effectuate a full transition of Executive’s duties and also agrees to (i) be reasonably available to the Company to respond to requests by the Company for information, execute documents and paperwork, or complete additional tasks necessary to provide the Company with reasonable transition support and (ii) cooperate reasonably and promptly with the Company and its affiliates or any of their designees in any investigation, proceeding, deposition, administrative review, court hearing, or litigation brought against the Company or any of the Releasees by any government agency or private party pertaining to matters occurring during Executive’s employment with the Company or any of the Releasees with respect to business issues or claims and litigation of which Executive has personal or corporate knowledge, or that arose in Executive’s organization or chain of command, and only reasonable out-of-pocket expenses in assisting the Company, a Releasee, or any affiliate at its request, will be reimbursed; and
(l)Executive will not at any time hereafter make, either publicly or privately, either verbal or written, any derogatory, disparaging, or untruthful statements about the Company or any of the Releasees to any third parties, including, without limitation, to any electronic or print news media or other publications, or any community organizations.
3.Termination and Return of Payments. In the event that Executive breaches any of the obligations of this Release, Executive agrees that the Company shall have the right to terminate and recover its payments to Executive pursuant to this Release. Executive further agrees that the termination or recovery of such payments in the event of breach will not affect Executive’s continuing obligations under this Release.
4.Relief in Event of Breach. Executive agrees and acknowledges that the Company or the other Releasees would suffer irreparable harm and would not have an adequate remedy at law for money damages if Executive breached this Release. Accordingly, Executive acknowledges that the Company or the other Releasees are entitled to seek a temporary or permanent injunction or injunctions to prevent breaches of performance, and to specific enforcement of applicable
Appendix A-4

covenants in addition to any other remedy to which the Company or the other Releasees may be entitled, at law or in equity. Both Executive and the Company further acknowledge and agree that, if any action at law or in equity, including an action for declaratory relief, is brought to enforce or interpret the provisions of this Release, the party prevailing in any such litigation shall recover from the adverse party its actual damages and reasonable costs and expenses, including, without limitation, reasonable attorneys’ fees incurred in connection with such dispute and litigation.
5.Severability. The provisions of this Release are severable. If any provision is held to be invalid or unenforceable, it shall not affect the validity or enforceability of any other provision.
6.Choice of Law. This Release shall in all respects be governed and construed in accordance with the laws of the State of [California],7 including all matters of construction, validity and performance, without regard to conflicts of law principles.
7.Integration Clause. This Release and the Severance Plan contain the Parties’ entire agreement with regard to the separation of Executive’s employment, and supersede and replace any prior agreements as to those matters, whether oral or written. This Release may not be changed or modified, in whole or in part, except by an instrument in writing signed by Executive and a duly authorized officer or director of the Company.
8.Execution in Counterparts. This Release may be executed in counterparts with the same force and effectiveness as though executed in a single document. Electronic signatures shall have the same force and effectiveness as original signatures.
9.Intent to be Bound. The Parties have carefully read this Release in its entirety; fully understand and agree to its terms and provisions; and intend and agree that it is final and binding on all Parties.
(Signature page follows)
7 NTD: To be the state in which Executive is located.
Appendix A-5

The Parties have executed the foregoing on the dates shown below.

EXECUTIVE	REDDIT, INC.

By:
Title:

Date:	Date:
Appendix A-6

APPENDIX B
Detailed Claims And Arbitration Procedures
1.    Claims Procedure
Claims for benefits under the Plan shall be administered in accordance with Section 503 of ERISA and the Department of Labor Regulations thereunder. The Plan Administrator shall make all determinations as to the rights of any Claimant. A Claimant may authorize a representative to act on his or her behalf with respect to any claim under the Plan.
Initial Claims
All claims shall be presented to the Plan Administrator in writing at the address in Appendix C. Within 90 days after receiving a claim, a claims official appointed by the Plan Administrator shall consider the claim and issue his or her determination thereon in writing. If the Plan Administrator or claims official determines that an extension of time is necessary, the claims official may extend the determination period for up to an additional 90 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 90 day period. Any claims that the Claimant does not pursue in good faith through the initial claims stage shall be treated as having been irrevocably waived.
Claims Decisions
If the claim is granted, the benefits or relief the Claimant seeks shall be provided. If the claim is wholly or partially denied, the claims official shall, within 90 days (or a longer period, as described above), provide the Claimant with written notice of the denial, setting forth, in a manner calculated to be understood by the Claimant: (1) the specific reason or reasons for the denial; (2) specific references to the provisions on which the denial is based; (3) a description of any additional material or information necessary for the Claimant to perfect the claim, together with an explanation of why the material or information is necessary; and (4) an explanation of the procedures for appealing denied claims and time limits applicable to such procedures, including a statement of the Claimant’s right to submit a request for arbitration after the appeal is denied or deemed denied. If the Claimant can establish that the claims official has failed to respond to the claim in a timely manner, the Claimant may treat the claim as having been denied by the claims official.
Appeals of Denied Claims
Each Claimant shall have the opportunity to appeal the claims official’s denial of a claim. All appeals shall be presented to the Plan Administrator in writing at the address in Appendix C. The appeal will be reviewed by the Plan Administrator or its designee (the “claims official”). A Claimant must appeal a denied claim within 60 days after receipt of written notice of denial of the claim, or within 60 days after it was due if the Claimant did not receive it by its due date, subject to the temporary extension of deadlines described in the paragraph below. The Claimant shall have the opportunity to submit written comments, documents, records and other information relating to the Claimant’s claim. The Claimant (or the Claimant’s duly authorized representative) shall be provided upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim. The appeals official shall take into account during its review all comments, documents, records and other information submitted by the Clamant relating to the claim, without regard to whether such information was submitted or considered in the initial benefits review. Any claims that the Claimant
Appendix B-1

does not pursue in good faith through the appeals stage, such as by failing to file a timely appeal request, shall be treated as having been irrevocably waived.
Appeals Decisions
The decision by the appeals official shall be made not later than 60 days after the written appeal is received by the Plan Administrator, however, if the appeals official determines that an extension of time is necessary, the appeals official may extend the determination period for up to an additional 60 days by giving the Claimant written notice indicating the special circumstances requiring the extension of time prior to the termination of the initial 60 day period.
However, if the appeals official is a committee that meets at least quarterly, then the decision by the appeals official shall be made not later than the date of the meeting that immediately follows the Plan’s receipt of an appeal request, unless the appeal request is filed within 30 days preceding the date of such meeting. In such case, a benefit determination may be made by no later than the date of the second meeting following the Plan’s receipt of the appeal request. If special circumstances require a further extension of time for processing, a benefit determination shall be rendered no later than the third meeting of the appeals official following the Plan’s receipt of the appeal request. If such an extension of time for review is required, the appeals official shall provide the Claimant with written notice of the extension, describing the special circumstances and the date as of which the benefit determination will be made, prior to the commencement of the extension. The appeals official shall notify the Claimant of the benefit determination as soon as possible but not later than five days after it has been made.
The appeal decision shall be in writing, shall be set forth in a manner calculated to be understood by the Claimant and shall include the following: (1) the specific reason or reasons for the denial; (2) specific references to the Plan provisions on which the denial is based; (3) a statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s claim, and (4) a statement of the Claimant’s right to submit a request for arbitration and the deadline for doing so. If a Claimant does not receive the appeal decision by the date it is due, the Claimant may deem the appeal to have been denied. Subject to applicable law, any decision made in accordance with the claims procedures in this Appendix B is final and binding on all parties and shall be given the maximum possible deference allowed by law.
Procedures
The Plan Administrator shall adopt procedures by which initial claims shall be considered and appeals shall be resolved; different procedures may be established for different claims. All procedures shall be designed to afford a Claimant full and fair consideration of his or her claim and appeal.
Arbitration of Rejected Appeals
If a Claimant has pursued a claim through the appeal stage of these claims procedures, the Claimant may contest the actual or deemed denial of that claim through arbitration, as described below. In no event shall any denied claim be subject to resolution by any means (such as in a court of law) other than arbitration in accordance with the following provisions.
Appendix B-2

2.    Arbitration Procedure
Request for Arbitration
A Claimant must submit a request for arbitration to the Plan Administrator within 60 days after receipt of the written denial of an appeal (or within 60 days after he or she should have received the determination). The Claimant or the Plan Administrator may bring an action in any court of appropriate jurisdiction to compel arbitration in accordance with these procedures.
Applicable Arbitration Rules
If the Claimant has entered into a valid arbitration agreement with the Company, the arbitration shall be conducted in accordance with that agreement. If not, the rules set forth in the balance of this Appendix shall apply: The arbitration shall be held under the auspices of the Judicial Arbitration and Mediation Service (“JAMS”). Except as provided below, the arbitration shall be in accordance with JAMS’ then-current employment dispute resolution rules. A copy of the rules currently in effect can be found at https://www.jamsadr.com/rules-employment-arbitration. The Arbitrator shall apply the Federal Rules of Evidence and shall have the authority to entertain a motion to dismiss or a motion for summary judgment by any party and shall apply the standards governing such motions under the Federal Rules of Civil Procedure. The Federal Arbitration Act shall govern all arbitrations that take place under these Detailed Claims and Arbitration Procedures (or that are required to take place under them), and shall govern the interpretation or enforcement of these Procedures or any arbitration award. To the extent that the Federal Arbitration Act is inapplicable, California law pertaining to arbitration agreements shall apply.
Arbitrator
The arbitrator (the “Arbitrator”) shall be an attorney familiar with employee benefit matters who is licensed to practice law in the state in which the arbitration is convened. The Arbitrator shall be selected in the following manner from a list of eleven arbitrators drawn by the sponsoring organization under whose auspices the arbitration is being conducted and taken from its panel of labor and employment arbitrators. Each party shall designate all arbitrators on the list whom they find acceptable; the parties shall then alternately strike arbitrators from the list of arbitrators acceptable to both parties, with the party who did not initiate the arbitration striking first. If only one arbitrator is acceptable to both parties, he or she will be the Arbitrator. If none of the arbitrators is acceptable to both parties, a new panel of arbitrators shall be obtained from the sponsoring organization and the selection process shall be repeated.
Location
The arbitration will take place in or near the city in which the Claimant is or was last employed by the Company or in which the Plan is principally administered, whichever is specified by the Plan Administrator, or in such other location as may be acceptable to both the Claimant and the Plan Administrator.
Authority of Arbitrator
The Arbitrator shall have the authority to resolve any factual or legal claim relating to the Plan or relating to the interpretation, applicability, or enforceability of these arbitration procedures, including, but not limited to, any claim that these procedures are void or voidable. The Arbitrator may grant a Claimant’s claim only if the Arbitrator determines that it is justified because: (1) the appeals official erred
Appendix B-3

on an issue of law; or (2) the appeals official’s findings of fact, if applicable, were not supported by substantial evidence. The arbitration shall be final and binding on all parties.
Limitation on Scope of Arbitration
The Claimant may not present any evidence, facts, arguments, or theories at the arbitration that the Claimant did not pursue in his or her appeal, except in response to new evidence, facts, arguments, or theories presented on behalf of the other parties to the arbitration. However, an arbitrator may permit a Claimant to present additional evidence or theories if the Arbitrator determines that the Claimant was precluded from presenting them during the claim and appeal procedures due to procedural errors of the Plan Administrator or its delegates. Each Claimant may only submit individual claims to the Arbitrator, and the Arbitrator may only review individual, not class, claims.
Administrative Record
The Plan Administrator shall submit to the Arbitrator a certified copy of the record on which the appeals official’s decision was made.
Experts, Depositions, and Discovery
Except as otherwise permitted by the Arbitrator on a showing of substantial need, either party may: (1) designate one expert witness; (2) take the deposition of one individual and the other party’s expert witness; (3) propound requests for production of documents; and (4) subpoena witnesses and documents relating to the discovery permitted in this paragraph.
Pre-Hearing Procedures
At least 30 days before the arbitration hearing, the parties must exchange lists of witnesses, including any expert witnesses, and copies of all exhibits intended to be used at the hearing. The Arbitrator shall have jurisdiction to hear and rule on pre-hearing disputes and is authorized to hold pre-hearing conferences by telephone or in person, as the Arbitrator deems necessary.
Transcripts
Either party may arrange for a court reporter to provide a stenographic record of the proceedings at the party’s own cost.
Post-Hearing Procedures
Either party, on request at the close of the hearing, may be given leave to file a post-hearing brief within the time limits established by the Arbitrator.
Costs and Attorneys’ Fees
Each party shall bear its own costs and attorneys’ fees in connection with the arbitration, provided that the Company shall bear the costs of the Arbitrator and administrative fees.
Appendix B-4

Arbitration Award
The Arbitrator shall render an award and opinion in the form typically rendered in labor arbitrations. Within 20 days after issuance of the Arbitrator’s award and opinion, either party may file with the Arbitrator a motion to reconsider, which shall be accompanied by a supporting brief. If such a motion is filed, the other party shall have 20 days from the date of the motion to respond, after which the Arbitrator shall reconsider the issues raised by the motion and either promptly confirm or promptly change his or her decision. The decision shall then be final and conclusive on the parties. Arbitrator fees and other costs of a motion for reconsideration shall be borne by the losing party, unless the Arbitrator orders otherwise. Either party may bring an action in any court of appropriate jurisdiction to enforce an arbitration award. A party opposing enforcement of an arbitration award may not do so in an enforcement proceeding, but must bring a separate action in a court of competent jurisdiction to set aside the award. In any such action, the standard of review shall be the same as that applied by an appellate court reviewing the decision of a trial court in a nonjury trial.
Severability
The invalidity or unenforceability of any part of these arbitration procedures shall not affect the validity of the rest of the procedures.
Appendix B-5

APPENDIX C
ADDITIONAL INFORMATION
RIGHTS UNDER ERISA
As a participant in the Plan, you are entitled to certain rights and protections under ERISA. ERISA provides that all Plan participants will be entitled to:
Receive Information About Your Plan and Benefits
1.    Examine, without charge, at the Company’s headquarters, all documents governing the Plan, if any, and a copy of the latest annual report (Form 5500 Series) filed by the Plan with U.S. Department of Labor and available at the Public Disclosure Room of the Pension and Welfare Benefit Administration .
2.    Obtain, upon written request to the Plan Administrator, copies of documents governing the operation of the Plan, including copies of the latest annual report (Form 5500 Series) and updated summary plan description. The Plan Administrator may make a reasonable charge for the copies.
3.    Receive a summary of the Plan’s annual financial report, if any. The Plan Administrator is required by law to furnish each participant with a copy of this summary annual report.
Prudent Actions by Plan Fiduciaries
In addition to creating rights for Plan participants, ERISA imposes duties upon the people who are responsible for the operation of the employee benefit plan. The people who operate your Plan, called “fiduciaries” of the Plan, have a duty to do so prudently and in the interest of you and other Plan participants and beneficiaries. No one, including the Company, or any other person, may fire you or otherwise discriminate against you in any way to prevent you from obtaining a welfare benefit or exercising your right under ERISA.
Enforce Your Rights
If your claim for a welfare benefit is denied or ignored, in whole or in part, you have a right to know why this was done, to obtain copies of documents relating to the decision without charge, and to appeal any denial, all within certain time schedules. Under ERISA, there are steps you can take to enforce the above rights. For instance, if you request a copy of plan documents or the latest annual report from the Plan and do not receive them within 30 days, you may file suit in a Federal court. In such a case, the court may require the Plan Administrator to provide the materials and pay you up to $110 a day until you receive the materials, unless the materials were not sent because of reasons beyond the control of the Plan Administrator. If you have a claim for benefits, which is denied or ignored, in whole or in part, you may file suit in a state or Federal court. If it should happen that Plan fiduciaries misuse the Plan’s money, or if you are discriminated against for asserting your rights, you may seek assistance from the U.S. Department of Labor, or you may file suit in a Federal court. The court will decide who should pay court costs and legal fees. If you are successful, the court may order the person you have sued to pay these costs and fees. If you lose, the court may order you to pay these costs and fees, for example, if it finds your claim is frivolous.
Appendix C-1

Assistance with Your Questions
If you have any questions about your Plan, you should contact the Plan Administrator. If you should have any questions about this statement or about your rights under ERISA, or if you need assistance in obtaining documents from the Plan Administrator, you should contact the nearest office of the Employee Benefits Security Administration, U.S. Department of Labor, listed in your telephone directory or the Division of Technical Assistance and Inquiries, Employee Benefits Security Administration, U.S. Department of Labor, 200 Constitution Avenue N. W., Washington, D. C. 20210. You may also obtain certain publications about your rights and responsibilities under ERISA by calling the publications hotline of the Employee Benefits Security Administration.

ADMINISTRATIVE INFORMATION

Name of Plan:	Reddit, Inc. Executive Change in Control and Severance Plan

Plan Sponsor:	Reddit, Inc. 1455 Market Street, Suite 1600 San Francisco, CA 94103 Tel: (415) 891-7717

Plan Administrator:	Compensation Committee of the Board of Directors of Reddit, Inc. 1455 Market Street, Suite 1600 San Francisco, CA 94103 Tel: (415) 891-7717

Type of Administration:	Self-Administered

Type of Plan:	Severance Pay Employee Welfare Benefit Plan

Employer Identification Number:	45-2546501

Direct Questions Regarding the Plan to:	Reddit People Team 1455 Market Street, Suite 1600 San Francisco, CA 94103 Tel: (415) 891-7717

Agent for Service of Legal Process:	1455 Market Street, Suite 1600 San Francisco, CA 94103 Tel: (415) 891-7717 Service of Legal Process may also be made upon the Plan Administrator.

Plan Year End:	December 31

Plan Number:	502

Funding:	The Plan is unfunded. Plan benefits are paid as needed from the general assets of the Company.
Appendix C-2